Exhibit 10.15

SEPARATION AGREEMENT

AND GENERAL RELEASE OF ALL CLAIMS

AGREEMENT entered into as of this 11th day of December, 2013 by and between Hologic, Inc., a Delaware corporation with its principal place of business at 35 Crosby Drive, Bedford, Massachusetts 01730 (the “Company”), and John W. Cumming, an individual having his principal residence in Sudbury, Massachusetts (the “Executive”).

WHEREAS, the Executive currently serves as the Chief Executive Officer and President of the Company, pursuant to a letter agreement dated July 18, 2013 (the “Letter Agreement”);

WHEREAS, the Executive desires to resign his duties as an officer of the Company as of December 6, 2013 (the “Effective Date”); and

WHEREAS, the parties wish to establish the terms of a separation agreement and general release of all claims (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1. Resignation. Effective on the Effective Date, the Executive will resign his position as Chief Executive Officer and President of the Company as well as all other positions that the Executive may hold as an officer and/or director of the Company or any of its subsidiaries or affiliates, by executing the letter of resignation attached as Exhibit A hereto.

2. Separation Benefits. As a consequence of the termination of the Executive’s employment with the Company without cause on or after the Effective Date, and in accordance with the Letter Agreement and in full discharge of the Company’s obligations thereunder, the Company shall pay to the Executive or his heirs or estate, if applicable, subject to the Executive executing this Agreement within the applicable time period and not revoking it, (i) a lump sum cash payment on the Company’s first regularly scheduled payroll for executive officers in 2014 of $463,500; (ii) commencing on Company’s first regularly scheduled payroll for executive officers in 2014 continued payment of Executive’s current bi-monthly base salary through July 18, 2014; and (iii) COBRA continuation premiums for twelve (12) months following the Effective Date. Subject to the Company’s achievement of targets set forth in the Short-Term Incentive Plan for fiscal year 2014 (“STIP”), and the terms and conditions thereof, the Company shall pay the Executive or his heirs or estate, if applicable, a cash amount equal to the Executive’s full annual bonus for fiscal year 2014 (not reduced from termination of employment) by no later than November 30, 2014. All outstanding, unvested equity awards issued to Executive shall be fully vested as of the Effective Date and shall be exercisable in accordance with the terms of the governing award agreement and plan.

3. Non-Competition Agreement. The Executive agrees and covenants that the Non-Competition and Proprietary Information Agreement dated November 5, 2009 (the “Non-Competition Agreement”) and attached hereto as Exhibit B remains in full force and effect.

4. Executive Release. In consideration for the substantial benefits being provided to the Executive hereunder, the Executive, for himself, his agents, legal representatives, assigns, heirs, distributees, devisees, legatees, administrators, personal representatives and executors (collectively with the Executive, the “Releasing Parties”), hereby releases and discharges, to the extent permitted by law, the Company and its present and past subsidiaries and affiliates, its and their respective successors and assigns, and the present and past shareholders, officers, directors, employees, agents and representatives of each of the foregoing (collectively, the “Company Releasees”), from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever, whether known or unknown, from the beginning of the world to the date the Executive signs this Agreement, but otherwise including, without limitation, any claims arising out of or relating to the Executive’s employment with and termination of employment from the Company, for wrongful discharge, for breach of contract, for discrimination or retaliation under any federal, state or local fair employment practices law, including, Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Family and Medical Leave Act, the Americans with Disabilities Act, the Older Workers Benefit Protection Act of 1990, the Age Discrimination in Employment Act, for defamation or other torts, for wages, bonuses, incentive compensation, unvested equity, vacation pay or any other compensation or benefit, any claims under any tort or contract (express or implied) theory, and any of the claims, matters and issues which could have been asserted by the Releasing Parties against the Company Releasees in any legal, administrative or other proceeding in any jurisdiction. Notwithstanding the foregoing, nothing in this release is intended to release or waive the Executive’s right to COBRA, unemployment insurance benefits, any other vested retirement benefits or vested equity awards or the right to seek enforcement of this Agreement

5. Survival. It is understood and agreed that, with the exception of (i) obligations set forth or confirmed in this Agreement, (ii) obligations of the Executive under the Non-Competition Agreement, and (iii) any of the Executive’s rights to indemnification as provided in the Company’s certificate of incorporation and bylaws (it being acknowledged and agreed by the Executive that, as of the date of this Agreement, there are no amounts owed to the Executive pursuant to any such indemnification rights), all of which shall remain fully binding and in full effect subsequent to the execution of this Agreement, the release set forth in Section 4 is intended and shall be deemed to be a full and complete release of any and all claims that the Releasing Parties may or might have against the Company Releasees arising out of any occurrence on or before the Effective Date and this Agreement is intended to cover and does cover any and all future damages not now known to the Releasing Parties or which may later develop or be discovered, including all causes of action arising out of or in connection with any occurrence on or before the Effective Date.

6. Exceptions. This Agreement does not (i) prohibit or restrict the Executive from communicating, providing relevant information to or otherwise cooperating with the Equal Employment Opportunity Commission (the “EEOC”) or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this Agreement or its underlying facts, or (ii) preclude Executive from benefiting from classwide injunctive relief awarded in any fair employment practices case brought by any governmental agency, provided such relief does not result in Executive’s receipt of any monetary benefit or substantial equivalent thereof.

7. ADEA Release. This paragraph is intended to comply with the Older Workers Benefit Protection Act of 1990 (“OWBPA”) with regard to the Employee’s waiver of rights under the Age Discrimination in Employment Act of 1967 (“ADEA”). By signing and returning this Agreement, the Executive acknowledges that he:

(a) has carefully read and fully understands the terms of this Agreement;

(b) is entering into this Agreement voluntarily and knowing that he is releasing claims that he has or may have against the Company Releasees;

(c) is specifically waiving rights and claims under ADEA;

(d) The waiver of rights under ADEA does not extend to any rights or claims arising after the date this Agreement is signed by the Executive; and

(e) is expressly advised to consult with an attorney before signing this Agreement. The Employee acknowledges that he has been advised to consult with an attorney before signing this Agreement.

8. ADEA Revocation. Executive acknowledges that he has been given the opportunity to consider this Agreement for twenty-one (21) days before signing it. For a period of seven (7) days from the date Executive signs this Agreement, Executive has the right to revoke this Agreement by written notice pursuant to Section 12(b). This Agreement shall not become effective or enforceable until the expiration of the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period.

9. Other Severance Benefits. The separation pay and benefits provided for in Section 2 shall be in lieu of any other severance, separation or termination pay to which the Executive may be entitled under any Company severance or termination plan, program, practice (whether written or unwritten) or agreement. Except as otherwise provided herein, the Executive’s entitlement to any other compensation or benefits shall be determined in accordance with the terms and conditions of the Company’s employee benefit plans (other than severance or termination plans, programs, practices or agreements) and other applicable programs, policies and practices then in effect.

10. Successors: Binding Agreement.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Company, and its successors and assigns, and the Company shall require any successors and assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

(b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representative.

11. Tax Treatment; Tax Withholding. The Company and the Executive hereby acknowledge and agree the separation pay provided for in Section 2 shall be treated and reported by the Company and the Executive as additional compensation for services rendered and as ordinary income. The Executive also acknowledges and agrees that the Company may withhold from any compensation or other benefits to which the Executive is entitled hereunder such amounts as may be required to satisfy all federal, state and local withholding and employment tax obligations.

12. General Provisions.

(a) Non-Disparagement. Executive agrees not to make any adverse or disparaging comments (oral or written, including, without limitation, via any form of electronic media) about the Company, its affiliates, or any of their respective officers, directors, managers or employees which may tend to impugn or injure their reputation, goodwill and relationships with their past, present and future customers, employees, vendors, investors or with the business community generally. The Company agrees that its executive officers and directors shall be directed not to make any adverse or disparaging comments (oral or written, including, without limitation, via any form of electronic media) about the Executive. Nothing in this Section 12(a) is intended to prohibit, limit or prevent the Executive or the Company’s officers or directors from providing truthful testimony in a court of law, to a regulatory or law enforcement agency or pursuant to a properly issued subpoena, and such testimony will not be deemed to be a violation of this Section 12(a).

(b) Notices. Any and all notices or other communications required or permitted to be given in connection with this Agreement shall be in writing (or in the form of a facsimile or electronic transmission) addressed as provided below and shall be (i) delivered by hand, (ii) transmitted by facsimile or electronic mail with receipt confirmed, (iii) delivered by overnight courier service with confirmed receipt or (iv) mailed by first class U.S. mail, postage prepaid and registered or certified, return receipt requested:

If to the Company to:

Hologic, Inc.

35 Crosby Drive

Bedford, MA 07130

Attn: General Counsel

If to the Executive, to the Executive’s principal residence as reflected in the records of the Company.

and in any case at such other address as the addressee shall have specified by written notice. Any notice or other communication given in accordance with this Section 12 shall be deemed delivered and effective upon receipt, except those notices and other communications sent by mail, which shall be deemed delivered and effective three (3) business days following deposit with the United States Postal Service. All periods of notice shall be measured from the date of delivery thereof.

(c) Confidentiality. By employment with Company, Executive has had, or will have, contact with and gain knowledge of certain confidential and proprietary information and trade secrets, including without limitation, analyses of Company’s prospects and opportunities; programs (including advertising); direct mail and telephone lists, customer lists and potential customer lists; Company’s plans for present and future developments; marketing information including strategies, tactics, methods, customer’s market research data; financial information, including reports, records, costs, and performance data, debt arrangements, holdings, income statements, annual and/or quarterly statements and accounting records and/or tax returns; operational information, including operating procedures, products, methods, service techniques, “know-how”, tooling, plans, concepts, designs, specifications, trade secrets, processes, methods and suppliers; technical information, including computer software programs; research and development projects; product formulae, processes, inventions, designs, or discoveries, which information Company treats as confidential. Executive agrees that Executive will not communicate or disclose to any third party or use for Executive’s own account, without the written consent of Company, any of the aforementioned information or material, except as required by law, unless and until such information or material becomes generally available to the public through sources other than Executive.

(d) Return of Property. Executive will deliver to Company all property, documents, or materials in his possession or custody, of any nature belonging to Company whether in original form or copies of any kind, including any trade secrets and proprietary information upon the Effective Date.

(e) Entire Agreement; Amendment. The recitals hereto are hereby incorporated herein by this reference. This Agreement, together with the exhibits hereto, constitute the entire agreement between the parties hereto with regard to the subject matter hereof and thereof, superseding all prior understandings and agreements, whether written or oral; and any outstanding vested equity award agreements (including, without limitation, any outstanding vested option agreement, restricted stock unit agreement, market stock unit agreement or other equity instrument by and between the Company and the Executive) shall remain in full force and effect in accordance with the terms and conditions herein and therein. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any such change is sought.

(f) 409A Compliance. Notwithstanding any other provision herein to the contrary, the Company shall make the payments required hereunder in compliance with the requirements of Section 409A of the Code and any interpretative guidance issued thereunder. The Company may, in its sole and absolute discretion, delay payments hereunder or make such other modifications with respect to the timing of payments as it deems necessary to comply with Section 409A of the Code.

(g) Application of 409A Exemptions. For purposes of section 409A of the Code, each “payment” (as defined by section 409A of the Code) made under Section 2 this Agreement shall be considered a “separate payment.” In addition, for purposes of Section 409A of the Code, each such payment shall be deemed exempt from section 409A of the Code to the fullest extent possible under the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), as well as any other applicable exemptions.

(h) Interpretation. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

(i) Effect of Headings. The titles of section headings herein contained have been provided solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

(j) Severability. The provisions of this Agreement are severable, and the invalidity of any provision shall not affect the validity of any other provision. In the event that any court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

(k) Governing Law/Jurisdiction. This Agreement shall be binding upon the Executive and shall inure to the benefit of the Company and its successors and interest and assigns, and shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts without regard to conflicts of laws. The parties hereto intend and hereby confer jurisdiction to enforce the covenants contained herein upon the state and federal courts sitting in the Commonwealth of Massachusetts. In the event that such courts shall hold any such covenant wholly unenforceable by reason of the breadth of scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to relief in the courts of any other states within the geographical scope of such other covenants having appropriate personal and subject matter jurisdiction over the parties, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

(l) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a binding contract as of the date first above written.

HOLOGIC, INC.

By:	/s/ David R. LaVance, Jr.
	Name:	David R. LaVance, Jr.
	Title:	Chairman of the Board

EXECUTIVE

/s/ John W. Cumming
John W. Cumming

SIGNATURE PAGE TO HOLOGIC, INC.

SEPARATION AGREEMENT

EXHIBIT A

Letter of Resignation

December 11, 2013

Hologic, Inc.

Attn.: General Counsel

35 Crosby Drive

Bedford, MA 07130

To the Board of Directors of Hologic, Inc. (the “Company”):

I, John W. Cumming, hereby resign as an Officer of the Company and as an officer and director of all direct or indirect subsidiaries of the Company (if I serve on such Board of Directors and in such an Officer capacity). My resignation shall be effective on December 6, 2013.

Sincerely,

/s/ John W. Cumming
John W. Cumming

EXHIBIT B

EXECUTION COPY

NON-COMPETITION AND PROPRIETARY INFORMATION AGREEMENT

THIS AGREEMENT (the “Agreement”), is made and entered into as of November 5, 2009, by and between Hologic, Inc., a Delaware corporation (the “Company”) and John W. Cumming (“Executive”).

Recitals

WHEREAS, the Company and the Executive have entered into a Transition Agreement of even date herewith (the “Transition Agreement”); and

WHEREAS, it is a condition of the execution of the Transition Agreement that this Agreement be entered into and be incorporated by reference in the Transition Agreement as Exhibit A thereto; and

WHEREAS, the Executive will receive substantial economic payments and benefits as a result of the Transition Agreement and his continuing employment with the Company; and

WHEREAS, in his capacity as Chairman and executive officer and member of the Board of Directors of the Company, Executive has had and will continue to have access to the Company’s business activities, goodwill, business plans, personnel, financial status and other confidential and proprietary information including, but not limited to, existing and potential customers, customer information, target market areas, potential and future products, methods, techniques and other information of and about the Company, all of which are of great value to the Company and which are not generally known and are confidential; and

WHEREAS, terms not defined herein shall have the meaning ascribed to them in the Transition Agreement.

Agreement

NOW, THEREFORE, in consideration of the above-referenced premises and the mutual covenants and promises therein and herein contained, the receipt and sufficiency of which is acknowledged, and intending to be legally bound, it is hereby agreed by and between the parties as follows:

1. Term. This Agreement shall commence upon the Effective Date of the Transition Agreement.

2. Unique Position of Trust.

(a) Executive acknowledges that the services he has heretofore rendered and will continue to render to the Company are of a special and unusual character, with a unique value to the Company. Executive also acknowledges that he has held and holds a position of trust in which he has had and will continue to have broad access to all of the Company’s most sensitive Confidential Information.

(b) For purposes of this Agreement, “Company” shall mean Hologic, Inc. and, any other business entity that is either controlled by, controls, or under common control with Hologic, Inc.

(c) For purposes of this Agreement, “Confidential Information” means all non-public information of and about the Company, including without limitation, business activities, business plans, legal affairs, personnel, existing and potential customers, customer information, contracts and agreements with customers, contracts and agreements with suppliers, target market areas, product designs and plans, potential and future products, business methods and techniques, financial status, financial projections and forecasts, regulatory matters, pending and proposed acquisitions, financings and joint ventures, intellectual property, trade secrets, proprietary technology, research and development data, computer networks and systems, software programs and code, databases, manufacturing processes and specifications, know-how, operational and hiring matters, personnel policies, market studies and forecasts, competitive analyses, marketing programs, and sales and pricing information, regardless of the form in which such information is stored. “Confidential Information” shall also include any Confidential Information of any client, investor, corporate partner, or joint venturer of the Company, or any other third party that the Company is required by agreement to keep confidential. “Confidential Information” shall not, however, include information that Executive can demonstrate (a) has become publicly known through no act of the Executive, (b) has been rightfully received by Executive from a third party not subject to any confidentiality agreement concerning such information or (c) has been independently developed by Executive without use of or reliance on Confidential Information or any violation of his obligations under this Agreement. If a particular portion or aspect of Confidential Information becomes subject to any of the foregoing exceptions, all other portions or aspects of such information shall remain subject to all of the provisions of this Agreement.

3. Protection of Company Confidential Information.

(a) Executive shall not, while an employee of the Company, or following termination of his employment, directly or indirectly, use, disclose or permit to be known, other than (i) as is reasonably required in the regular course of his duties on behalf of the Company, including disclosures to the Company’s advisors and consultants, (ii) as required by law (in which case Executive shall give the Company prior written notice of such required disclosure) or (iii) with the prior written consent of the Company’s Board of Directors or Chief Executive Officer, to any person, firm or corporation any Confidential Information.

(b) The Executive shall not remove from the Company’s premises, or make any copies of, Confidential Information, except as necessary to perform or use in the course of legitimate Company business. The Executive agrees to return to the Company all Confidential Information and Company property, including all copies of it, in his possession or under his control, (i) at any time upon the request of the Company, and (ii) without such a request at the termination of his employment by the Company. Upon the Company’s request, the Executive will furnish a written statement that he has returned all Confidential Information and property.

4. Non-Competition Agreement.

(a) In view of the unique value to the Company of the services of Executive, because of the Confidential Information of the Company entrusted to or obtained by Executive, and as a material inducement to the Company to enter into the Transition Agreement, pursuant to which Executive will receive significant benefits as an executive officer and director of the Company, and for other good and valuable consideration, Executive covenants and agrees that he shall not, for the longer of (i) three (3) years from the Effective Date or (ii) two years from the Termination Date (the “Restricted Period”), directly or indirectly, whether as an owner, partner, executive, director, consultant, contractor, advisor, agent, employee, guarantor, surety or otherwise, or through any person, consult with or in any way aid or assist any person to engage or attempt to engage in any employment, consulting or other activity which directly or indirectly competes with the business of the Company (the “Restricted Field”). Executive acknowledges that his participation in the conduct of any such business or activity alone or with any person other than the Company will materially impair the business and prospects of the Company and the goodwill of the Company.

(b) During the Restricted Period, Executive shall not, directly or indirectly, on behalf of any party or person other than the Company, solicit (or assist or provide information in connection therewith) any then-customer of the Company (including customers where the Company’s products or services are sold through distributors, resellers, licensees and the like) or prospective customer of the Company to provide any product, service, or business that is competitive with or substantially similar to any product, service, or business then offered or planned to be offered by the Company, or to induce such then-customer or prospective customer to reduce or diminish the volume or level of their business with the Company.

(c) During the Restricted Period, Executive shall not, directly or indirectly, on behalf of any party or person other than the Company, solicit or induce (or assist or provide information in connection therewith) any then-current employee, or person who was an employee or officer of the Company within the previous six month period, to leave the employ of the Company.

(d) Executive further acknowledges the national and international scope of the business of the Company, and that the limitations set forth in this Agreement on his post-employment activities are reasonable and necessary to protect the business of the Company because of its scope and his access to Confidential Information. Executive further acknowledges that the consideration and benefits that he will receive pursuant to the Transition Agreement are substantial enough that the limitations on his post-employment activities set forth in this Agreement will not cause significant hardship.

(e) Nothing herein shall preclude Executive (i) from beneficially owning no more than two percent (2%) of the total outstanding stock of a class of stock registered under the securities and Exchange Act of 1934, as amended or (ii) following the Termination Date, from accepting or providing advisory or consulting services to, or accepting employment with, a business that may have a product or services in the Restricted Field; provided, however, that the Executive may not provide services to or be employed by, directly or indirectly, the division, subsidiary or line of business that competes, directly or indirectly, with the Company in the Restricted Field or otherwise engage in any activities that may involve the disclosure or use of Confidential Information.

5. Disclosure and Assignment of Inventions. Executive shall promptly disclose to the Company any invention, improvement, discovery, process, formula, method, work of authorship, or other intellectual property, whether or not patentable, and whether or not copyrightable, in the Company’s Restricted Field (collectively, “Inventions”) made, conceived or first reduced to practice by Executive, either alone or jointly with others, during the term of Executive’s employment with the Company, whether or not such Inventions are made, conceived or reduced to practice during working hours or using the Company’s data or facilities. Executive agrees that all Inventions created, made, or developed by him during the term of his employment with the Company are and shall be works made for hire and are and shall be the exclusive property of the Company to use, publish, license, and otherwise exploit in its discretion. The Company shall own all of the rights, including without limitation all trade secrets, patents and copyrights, in, arising or derived from, or related to any Inventions. In the event that any Inventions may not, by operation of law or otherwise, be a work made for hire, Executive hereby assigns, irrevocably and without any further consideration, the ownership of, and all rights of patent and copyright in, such Inventions. During and after his employment and/or service with the Company ceases, the Executive shall execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain and enforce patents and/or copyrights in any and all countries on such Inventions. Executive hereby irrevocably designates the Company’s General Counsel or Chief Executive Officer as Executive’s agent and attorney-in-fact to execute and file any such document and to do all lawful acts necessary to apply for and obtain patents and/or copyrights and to enforce the Company’s rights under this Section 5. Any Invention relating to the business of the Company and disclosed by Executive within one year following the termination of his employment with the Company shall be deemed to fall within the provisions of this Section 5 unless Executive shall prove that such Inventions were first conceived and reduced to practice after the date of termination of his employment.

6. Remedies. Given the important nature of the services Executive will provide to the Company, the scope and nature of the business of the Company and the sensitive nature of the information and functions Executive will have with the Company, Executive acknowledges that the limitations contained in Sections 3, 4 and 5 hereof are reasonable. Executive expressly acknowledges that, in the event that any provision of Sections 3, 4 or 5 is breached, the Company will suffer injury that cannot be ascertained or remedied by monetary damages and will be irreparably harmed if the provisions of this Agreement are not enforced. In the event of an actual or threatened breach by Executive of the provisions of Sections 3, 4 or 5, the Company shall be entitled to terminate any payments and provision of benefits that Executive may be entitled pursuant to the Transition Agreement or otherwise, including the further exercise of any Equity Awards, and to entry of an injunction restraining Executive from such breach without any obligation to post bond. Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages and reasonable attorneys’ fees and expenses, including paralegal fees, from Executive, which Executive agrees the Company would be entitled to recover. If Executive violates any of the covenants contained in Sections 3, 4 or 5 the terms and the covenants violated shall be automatically extended to a like period of time from the date on which Executive ceases such violation or from the date of entry by a court of competent jurisdiction of any order or judgment enforcing such covenant, whichever period is later. To the extent permitted under applicable law, the Company may suspend any payments or benefits that Executive may be entitled pursuant to the Transition Agreement or otherwise for the duration of any period in which the Company reasonably determines that Executive is in breach hereof. Executive further acknowledges and agrees that any breach of the covenants contained in Sections 3, 4 or 5 shall constitute a material breach of this Agreement entitling the Company to terminate this Agreement for cause. The provisions of Sections 3, 4 and 5 and this Section 6 shall survive the termination of this Agreement.

7. Notices. Any notice or other communication in connection with this Agreement shall be delivered in accordance with the notice provisions of Section 12.2 of the Transition Agreement.

8. Injunction and Enforceability of Covenants.

(a) Equitable Remedies Available. If Executive commits a breach, or threatens to commit a breach of any of the provisions of Sections 3, 4 or 5 hereof, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by a court having equity jurisdiction in the Commonwealth of Massachusetts, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

(b) Severability of Covenants. If any of the covenants contained in Sections 3, 4 or 5 hereof, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions. The covenants and restrictions contained in Sections 3, 4, and 5 of this Agreement are separate and independent of the obligations of the Transition Agreement and shall be fully valid and enforceable notwithstanding any breach or claimed breach of the Transition Agreement.

(c) Carve-back of Scope or Duration. If any of the covenants contained in Sections 3, 4 or 5 hereof, or any part thereof, are held to be unenforceable because of the scope or duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the scope, duration and/or area of such provision to the least extent possible to render them enforceable and such provision, in its reduced form, shall thereafter be enforceable.

(d) Jurisdiction. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 3, 4 or 5 hereof upon the state and federal courts sitting in the Commonwealth of Massachusetts. In the event that such a courts shall hold any such covenant wholly unenforceable by reason of the breadth of scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other states within the geographical scope of such other covenants having appropriate personal and subject matter jurisdiction over the parties, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

9. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

10. Entire Agreement. The recitals hereto are hereby incorporated herein by this reference. This Agreement, together with the Transition Agreement attached hereto, constitutes the entire agreement of the parties concerning the subjects contained herein and supersedes all prior or contemporaneous negotiations, representations and agreements, whether written or oral, between Executive and the Company with respect to the subject matter hereof, provided, however, that the superseding of such agreements does not in any way affect the validity or effectiveness of the prior assignment by Executive of inventions. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any such change is sought.

11. Interpretation. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

12. Binding Agreement and Governing Law. This Agreement shall be binding upon the Executive and shall inure to the benefit of the Company and its successors in interest and assigns, and shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

13. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the date first written above.

HOLOGIC, INC.

By:	/s/ David R. LaVance, Jr.
Name:	David R. LaVance, Jr.
Title:	Chairman of the Board

JOHN W. CUMMING

/s/ John W. Cumming
Printed: John W. Cumming